Pricing Sheet dated January 24, 2017 relating to

Final Terms No. 1,196 dated December 14, 2016
Registration Statement Nos. 333-200365; 333-200365-12
Filed pursuant to Rule 433

Morgan Stanley Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Lookback Entry PLUS Based on the Value of the S&P 500® Index due June 19, 2019

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		June 19, 2019
Underlying index:		S&P 500® Index
Aggregate principal amount:		$6,734,200
Payment at maturity:		If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 × index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		2,238.83, which was the index closing value on December 30, 2016. This value was the lowest index closing value during the initial observation period.
Initial observation period:		Each index business day on which there is no market disruption event with respect to the underlying index during the approximately 1-month period from and including the pricing date to and including January 23, 2017.
Final index value:		The index closing value on the valuation date
Valuation date:		June 14, 2019, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:		200%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$12.50 per PLUS (125% of the stated principal amount).
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		December 14, 2016
Original issue date:		December 19, 2016 (3 business days after the pricing date)
CUSIP / ISIN:		61766F631 / US61766F6319
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.” ), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying final terms.
Estimated value on the pricing date:		$9.553 per PLUS. See “Investment Summary” in the accompanying final terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per PLUS	$10	$0.25
		$0.05	$9.70
Total	$6,734,200	$202,026	$6,532,174
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying final terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying final terms.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. For more information, see “S&P 500® Index” in the accompanying index supplement.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the final terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Final Terms No. 1,196 dated December 14, 2016

Product Supplement for PLUS dated February 29, 2016     Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837